EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the WebMD Corporation 2000 Long-Term Incentive Plan, the WebMD Corporation 2002 Restricted Stock Plan and the WebMD Corporation 2003 Non-Qualified Stock Option Plan for Employees of Advanced Business Fulfillment, Inc. of our reports dated February 21, 2003, with respect to the consolidated financial statements and schedule of WebMD Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

MetroPark, New Jersey
November 14, 2003